Exhibit 99.1

Caribou Biosciences Appoints Dara Richardson-Heron, M.D., to its Board of Directors and

Ruhi Khan as Chief Business Officer

BERKELEY, CA, November 8, 2021 (GLOBE NEWSWIRE) – Caribou Biosciences, Inc. (Nasdaq: CRBU), a leading clinical-stage CRISPR genome-editing biopharmaceutical company, today announced the appointments of Dara Richardson-Heron, M.D., to its board of directors and Ruhi Khan as its chief business officer. Dr. Richardson-Heron has more than 25 years of leadership experience in the healthcare, corporate, nonprofit, and government sectors. Ms. Khan brings over 20 years of business development and investment management experience focused on the biotechnology and pharmaceutical industries.

“Dara and Ruhi join Caribou at an exciting time as we advance our four wholly-owned allogeneic cell therapies for the treatment of hematologic malignancies and solid tumors, including our lead product candidate, CB-010, which is in an ongoing Phase 1 study,” said Rachel Haurwitz, Ph.D., Caribou’s president and chief executive officer. “Leveraging our differentiated chRDNA genome-editing technology and our proprietary delivery approach, we have established a pipeline of CAR-T and CAR-NK therapies progressing through development. As we expand our leadership at Caribou, we look forward to benefitting from the wealth of experience of both of these talented industry professionals as we work collectively on behalf of patients we aim to serve.”

“I am delighted to serve on Caribou’s Board as the company drives innovation in an exciting new field of medicine,” said Dr. Richardson-Heron. “I am excited to be part of the effort to help Caribou develop potentially transformative, innovative allogeneic cell therapies and enhance accessibility for patients.”

“Caribou has significant opportunities ahead with its proprietary chRDNA platform and its potential for broad application in the development of new medicines for treating patients with unmet medical needs,” said Ms. Khan. “I look forward to working with Rachel and the Caribou team to realize the promise of chRDNA genome editing and to deliver a new generation of therapies for patients.”

Dr. Richardson-Heron most recently served as Pfizer’s chief patient officer where she was responsible for developing the organization’s global strategy to advance patient-focused programs. In this role, she worked closely with key stakeholders to seek patients’ voices and input to help the company achieve health equity and deliver breakthroughs that change patients’ lives. Prior to joining Pfizer, Dr. Richardson-Heron served as the chief engagement officer and scientific executive for the National Institutes of Health’s (NIH) All of Us Research Program, a nationwide landmark longitudinal research study of over one million U.S. volunteers to advance diverse and innovative health research that may lead to more precise treatment and prevention strategies. Dr. Richardson-Heron also served as chief executive officer of the YWCA of the USA and chief executive officer of the Greater NYC Affiliate of Susan G. Komen for the Cure. Earlier in her career, she worked with United Cerebral Palsy Association as assistant executive director/national chief medical officer and served as executive medical director and special assistant to the chief executive officer at Consolidated Edison Company of New York. She is a long-serving member of the board of the New York Foundation for Senior Citizens. Dr. Richardson-Heron earned an M.D. from New York University School of Medicine, where she did her internship and residency in internal medicine, and a B.A. in biology from Barnard College, where she currently serves as a trustee.

Ms. Khan most recently was the founder of an advisory firm that provided business development and finance advice to life science companies. In this role she had extensive senior management experience as head of business development for several oncology-focused companies. Previously, she served as head and vice president of business development for Acorda Therapeutics, Inc. Prior to Acorda, she worked in a similar capacity at Lexicon Pharmaceuticals, Inc. She started her career in venture capital with Fidelity Biosciences Group (now F-Prime Capital) and MPM Capital Advisors LLC. Ms. Khan holds an M.B.A. in health care management from The Wharton School, University of Pennsylvania, and an A.B. in biology from Harvard College.

About Caribou Biosciences, Inc.

Caribou is a clinical-stage CRISPR genome-editing biopharmaceutical company dedicated to transforming the lives of patients with devastating diseases by applying the company’s proprietary chRDNA technology toward the development of next-generation, genome-edited allogeneic immune cell therapies. The company is developing a pipeline of genome-edited, off-the-shelf CAR-T and CAR-NK cell therapies for the treatment of both hematologic malignancies and solid tumors. The therapies target cell surface antigens for which autologous CAR-T cell therapeutics have previously demonstrated clinical proof-of-concept as well as additional emerging targets.

For more information about Caribou, visit www.cariboubio.com and follow the company @CaribouBio.

“Caribou Biosciences” and the Caribou logo are registered trademarks of Caribou Biosciences, Inc.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements related to Caribou’s strategy, plans and objectives, and expectations regarding its clinical and preclinical development programs. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements are subject to risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Risks and uncertainties include without limitation the risks inherent in drug development such as those associated with the initiation, cost, timing, progress and results of current and future research and development programs, preclinical studies, and clinical trials, as well as other risk factors described from time to time in Caribou’s filings with the Securities and Exchange Commission, including its final prospectus filed on July 23, 2021. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, Caribou undertakes no obligation to update publicly any forward-looking statements for any reason.

Caribou Biosciences, Inc. Contact:
Amy Figueroa, CFA
Investor Relations and Corporate Communications
afigueroa@cariboubio.com

Investors:
Elizabeth Wolffe, Ph.D., and Sylvia Wheeler
Wheelhouse LSA
lwolffe@wheelhouselsa.com
swheeler@wheelhouselsa.com

Media:
Greg Kelley
Ogilvy
gregory.kelley@ogilvy.com
617-461-4023